    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                        AMERICAN DISPOSAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4953                  13-3858494
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              745 MCCLINTOCK DRIVE
                                   SUITE 230
                           BURR RIDGE, ILLINOIS 60521
                                 (630) 655-1105
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ANN L. STRAW, ESQ.
                        AMERICAN DISPOSAL SERVICES, INC.
                              745 MCCLINTOCK DRIVE
                                   SUITE 230
                           BURR RIDGE, ILLINOIS 60521
                                 (630) 655-1105
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:

        STEPHEN W. RUBIN, ESQ.                   HOWARD L. SHECTER, ESQ.
          Proskauer Rose LLP                   Morgan, Lewis & Bockius LLP
            1585 Broadway                            101 Park Avenue
       New York, New York 10036                  New York, New York 10178
            (212) 969-3000                            (212) 309-6000

                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ Registration No. 333-36389
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                                                                                 AMOUNT OF
              TITLE OF EACH CLASS OF                  AMOUNT TO BE      OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
           SECURITIES TO BE REGISTERED              REGISTERED(1)(2)     PER SHARE(3)     OFFERING PRICE(3)       FEE(4)
Common Stock, par value $.01 per share............       512,000            $30.50           $15,616,000          $4,732

(1) Includes 12,000 shares that the Underwriters have the option to purchase from the Selling Stockholders to cover over-allotments, if any.

(2) Does not include 6,325,000 shares of Common Stock previously registered for which the registration fee has previously been paid.

(3) The maximum offering price per share and the maximum aggregate offering price are based on the offering price for the shares of the Company's Common Stock offered hereby.

(4) Calculated pursuant to Rule 457(c)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    This Registration Statement filed pursuant to Rule 462 of the Securities Act of 1933, as amended, by American Disposal Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") hereby incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-36389) relating to the offering of up to 6,325, 000 shares of Common Stock of the Company filed on September 25, 1997, as amended by Amendment No. 1 thereto filed on October 22, 1997.

                                 CERTIFICATION

    The Company hereby certifies to the Commission that it has instructed its bank to pay the Commission the filing fee of $4,732 for the additional securities being registered hereby as soon as practicable (but in any event no later than the close of business on October 23, 1997); that it will not revoke such instructions; that it has sufficient funds in the relevant account to cover the amount of the filing fee; and that it undertakes to confirm receipt of such instructions by the bank on October 23, 1997.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on October 22, 1997.

                                AMERICAN DISPOSAL SERVICES, INC.

                                By:             /s/ RICHARD DE YOUNG
                                     -----------------------------------------
                                                  Richard De Young
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman and Director        October 22, 1997
       David C. Stoller

     /s/ RICHARD DE YOUNG
------------------------------  President, Chief Executive   October 22, 1997
       Richard De Young           Officer and Director

              *                 Chief Financial Officer
------------------------------    (principal financial       October 22, 1997
       Stephen P. Lavey           officer)

              *                 Vice President and
------------------------------    Controller (principal      October 22, 1997
   Lawrence R. Conrath, Sr.       accounting officer)

              *
------------------------------  Director                     October 22, 1997
      Merril M. Halpern

              *
------------------------------  Director                     October 22, 1997
      A. Lawrence Fagan

              *
------------------------------  Director                     October 22, 1997
   Richard T. Henshaw, III

              *
------------------------------  Director                     October 22, 1997
      G. T. Blankenship

              *
------------------------------  Director                     October 22, 1997
        Norman Steisel

*By:    /s/ RICHARD DE YOUNG
      -------------------------
          Richard De Young
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.   DESCRIPTION OF EXHIBITS
-------------  -----------------------------------------------------------------------------------------------------

        5.1    Opinion of Proskauer Rose LLP

       23.1    Consent of Ernst & Young LLP

       23.2    Consent of Proskauer Rose LLP (included in exhibit 5.1)

       24.1    Powers of Attorney are set forth on the signature pages hereof